Exhibit 10.7

ASSIGNMENT AND ASSUMPTION OF LEASE AGREEMENT

This Assignment and Assumption of Lease (the “Assignment of Lease”) is made this 21st day of June, 2005, by and between, CALPINE CORPORATION a Delaware Corporation (the “Assignor”) and CALPINE NATURAL GAS L.P. a Delaware Limited Partnership, (the “Assignee”).

WITNESSETH:

WHEREAS, Assignor (as successor in interest to Sheridan Energy, Inc. and Calpine Natural Gas Company), is the tenant under that certain lease, dated February 15, 1999, (the “Lease”), with EOP-TABOR, LLC, a Delaware limited liability company (the “Prime Landlord”), as amended by that certain First Amendment, dated February 14, 2000 (the “First Amendment”), that Second Amendment, dated September 14, 2000 (the “Second Amendment”) and that Third Amendment dated July 9, 2003, (the “Third Amendment”) and for certain premises (the “Prime Leased Premises”) described thereunder in the building known as the Tabor Center, which is 1200 Seventeenth Street, City of Denver, County of Denver, State of Colorado (the “Building”); and

WHEREAS, Assignor and Assignee desire that Assignor assign to Assignee its interest in the Lease as amended (“Prime Lease”), and contemporaneously enter into a sublease agreement pursuant to which Assignee will sublease to Assignor a portion of the Prime Leased Premises (the “Sublease Premises”).

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, it is hereby mutually covenanted and agreed as follows:

1.	Assignment of Leased Premises

(a)	Subject to the written consent of Prime Landlord, Assignor hereby assigns to Assignee the Prime Lease effective July 7, 2005.

(b)	Subject to the written consent of Prime Landlord, Assignee accepts the assignment of the Prime Lease, and assumes, for the benefit of Assignor, all of Assignor’s duties, obligations and liabilities under the Prime Lease effective July 7, 2005.

(c)	Notwithstanding anything to the contrary in this Assignment of Lease, this Assignment of Lease and the parties’ obligations hereunder are conditioned upon Assignor’s and Assignee’s receipt of the written consent of Prime Landlord to this Assignment of Lease. If Assignor and Assignee do not receive such consent within thirty (30) days after execution of this Assignment of Lease, then either Party may terminate this Assignment of Lease by giving the other Party written notice thereof.

2.	Further Assurances. Each Party hereby agrees to execute and deliver all such instruments and to take all such action as may be necessary to effectuate fully the transactions contemplated by and the purposes of this Agreement, including without limitation diligently pursuing any third party consents that may be required in connection with any assignment or transfer contemplated by this Agreement.

3.	Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Colorado (without giving effect to principles of conflicts of law).

4.	Counterparts and Facsimile. This Assignment of Lease may be executed in counterparts, which shall, when so executed and taken together, have the same force and effect as though all signatures appeared on a single document. This Assignment of Lease may be executed and delivered by all or any of the parties hereto by facsimile, provided that the originally executed counterpart shall be delivered by hand or by overnight courier promptly thereafter.

IN WITNESS WHEREOF, the parties hereto have duly executed sealed and delivered this instrument on the day and year written below.

ASSIGNOR: CALPINE CORPORATION

By:	/s/ ANN B CURTS
Name:	ANN B CURTS
Title:	Exec. VP/Vice Chairman

ASSIGNEE: CALPINE NATURAL GAS L.P.

By:
Name:
Title:

2